Exhibit 10.2

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.

MEMORANDUM OF AGREEMENT
[Form of agreement for Container Ships]
Code-name
SALEFORM 1993
Dated: April 30, 2007	Revised 1966, 1983 and 1986/87.

[GWF Subsidiary] hereinafter called the Sellers, have agreed to sell, and [Ship Owning Entity] hereinafter called the Buyers, have agreed to buy

Name: [Edyth L, Frances L, Courtney L, Puritan]

Classification Society/Class:

Built:	By:
Flag:	Place of Registration:
Call Sign:	Grt/Nrt:
Register Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

~~“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.~~ “Business Day” means any day other than a Saturday, Sunday or other day on which banks in either the State of New York or London, England are permitted or required to close.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price [*]

~~2.~~	~~Deposit~~

~~As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within          banking days from the date of this Agreement, This deposit shall be placed with and held by them in a joint account for the sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

2.	[*]

3.	Payment

The said Purchase Price shall be paid in full free of bank charges to Nordea Bank Norge ASA (payment details to be provided by Sellers to Buyers not less than 10 Business Days prior to delivery of the Vessel under Clause 5) on delivery of the Vessel, but not later than 3 Business Days ~~banking days~~ after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel ~~at/in on~~ and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether the same are accepted or not within The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 21/14/7 days notice of the approximate date and place of delivery, and 3 days notice of the definite date and place of delivery  ~~, , and days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery.~~ When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat either at sea or at a safe and accessible berth or anchorage at/in Atlantic Costa Rica or Atlantic United States in the Sellers’ option.

Expected time of delivery: Sellers shall tender delivery of the Vessel as soon as practicable after the execution of this Agreement but not earlier than the expiry of the last of the 21/14/7 days notice of readiness have been given by the Sellers to the Buyers.

Date of cancelling (see Clauses 5c), 6b)(iii) and 14): May 31, 2007; provided that (a) such date shall automatically be extended by successive periods of 30 days in the event that Sellers and/or Buyers have not obtained any necessary regulatory approval by such date, (b) in the event such regulatory approval is denied, the canceling date shall be the date such approval is so denied, and (c) in no event shall the canceling date be later than October 31, 2007.

c)

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date for any reason other than failure to obtain necessary regulatory approval they shall notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the deposit together with interest earned~~ the Eastwind Guarantee shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**(i)~~	~~The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6b)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5b) which shall, for the purpose of the Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6a) or 6b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5b).~~

~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**~~	~~6a) and 6b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board ~~and on shore.~~ All spare parts and spare equipment on board including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the date hereof ~~time of inspection~~ used or unused and on board~~, whether on board or not or on order~~ shall become the Buyers’ property. All spare parts and spare equipment on shore including spare tail-end shaft(s) and/or spare and propeller(s)/propeller blade(s), if any, belonging to the Vessel at the date hereof shall be transferred pursuant to the terms of the Spare Parts Purchase Agreement dated the date hereof between Seven Hills LLC and Great White Fleet Ltd., ~~but spares on order are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Software on the computers

    Windows

    MS Office

    Marinet

    Logihold

    Task Assistant

Company manuals.

Mobile phone

Company Boiler suits

Paperwork from various sections (management not maintenance)

SES Library

Videotel library

Seamen Library

Boogies that belong to Liebherr for overhauling turnaround purposes

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

Bunkers onboard the vessel shall remain Sellers’ property and no payment shall be made therefor. The Buyers shall take over unbroached lubricating oils and greases remaining onboard the vessel in drums and designated storage tanks. Prices to be paid shall be Sellers’ last invoice prices, net of any discounts or rebates, as evidenced by supporting vouchers. Payment under this clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: New York, New York

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely: See Additional Clauses 19

~~a)~~	~~Legal Bill of Sale in a form recordable in Liberia (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and, if required, legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans, etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in Sellers’ possession shall be promptly forwarded to the buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered free of stowaways with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates and trading certificates, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended without condition/recommendation by Class or the relevant authorities for a minimum of three months at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4a) or 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake unless otherwise agreed by the Sellers to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the agreement, in which case Eastwind shall, pursuant to the terms of the Eastwind Guarantee, pay 10% (ten per cent) of the Purchase Price to the Sellers in immediately available funds ~~the deposit together with interest earned shall be released to the Sellers.~~ If the foregoing payment under the Eastwind Guarantee ~~deposit~~ does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the Eastwind Guarantee ~~deposit together with interest earned~~ shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. ~~upon arrival at on              or about~~

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there.~~

~~The laws of              shall govern this Agreement.~~

~~*~~	~~16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16a) to apply.~~

ADDITIONAL CLAUSES

to the

MEMORANDUM OF AGREEMENT DATED April 30, 2007

(the “Agreement”),

between

[GWF Subsidiary]

hereinafter called the “Sellers”

and

[Ship Owning Entity]

hereinafter called the “Buyers”

for the sale of the Motor Vessel [Edyth L, Frances L, Courtney L, Puritan]

hereinafter called the “Vessel”

17. Termination. This Agreement is one of a series of vessel sale-purchase agreements comprised of the following (each, an “MOA”, and collectively, the “MOAs”) for the vessel named therein (each, a “Chiquita Vessel”):

(i) The Memorandum of Agreement dated the date hereof between CRH Ltd. as Sellers and Eurus Lima LLC as Buyers respecting the vessel EDYTH L;

(ii) The Memorandum of Agreement dated the date hereof between CRH Ltd as Sellers and Eurus Lisbon LLC as Buyers respecting the vessel FRANCES L;

(iii) The Memorandum of Agreement dated the date hereof between CRH Ltd. as Sellers and Eurus Paris LLC as Buyers respecting the vessel PURITAN; and

(iv) The Memorandum of Agreement dated the date hereof between GPH Ltd. as Sellers and Eurus London LLC as Buyers respecting the vessel COURTNEY L.

Notwithstanding anything herein or in any of the other MOAs to the contrary:

(a) If any MOA shall terminate in accordance with Clause 5(d) thereof as a result of a total loss of the relevant Chiquita Vessel before delivery, then all other MOAs shall remain in full force and effect.

(b) If the Sellers under any of the MOAs shall duly cancel such MOA in accordance with Clause 13 thereof or otherwise as a result of the failure of the Buyers thereunder to take delivery or to pay the purchase price of the subject Chiquita Vessel, then the provisions of Clause 13 of such MOA shall apply and, subject to the provisions of paragraph 17(c) hereof, all other MOAs shall remain in full force and effect.

(c) If any MOA shall be cancelled in the manner described in paragraph 17(b), then, for a period of five (5) Business Days after the date of such cancellation, the other Sellers party to the other MOAs shall have the right to cancel all (but not less than all) such other MOAs under which the relevant Chiquita Vessel has not yet been delivered to the relevant Buyers, which right shall be exercised by notice to all Buyers under the MOAs. In the event of such cancellation under this paragraph 17(c), the provisions of Clause 13 of each of such other MOAs shall apply as if the relevant Buyers had failed to take delivery or to pay the purchase price of the relevant vessel thereunder.

(d) If the relevant Buyers shall cancel any MOA in accordance with Clause 14 thereof or otherwise as a result of the failure of the relevant Sellers to be ready to validly complete a legal transfer of the relevant vessel by a date stipulated in such MOA, then the provisions of Clause 14 of such MOA shall otherwise apply and all other MOAs shall remain in full force and effect.

18. Risk of Loss. Risk of loss of or damage to the Vessel shall pass to and be accepted by the Buyers upon delivery. Notwithstanding, the Sellers shall maintain all liability insurance coverage and will bear the risk of and shall indemnify and hold the Buyers harmless from and in respect of any loss, liability or any damage in respect of the Vessel’s crew or any cargo or other property on board the Vessel upon delivery whether arising from any contract of carriage, bailment, charterparty or contract of affreightment relating to any voyage in progress at the time of delivery until (i) in the case where the Vessel is laden with a cargo, it completes the discharge of the entire cargo, or (ii) in the case where the Vessel has no cargo on board, at a mutually selected time and port but in any event prior to the commencement of loading of the next cargo.

19. Additional Documents. This Clause 19 is supplemental to Clause 8. In addition to the closing procedures specified at Lines 177-206:

1.	One (1) original and three (3) certified copies of the Bill of Sale in a Body Corporate form recordable in Liberia (the country in which the Buyers are to register the Vessel) duly notarized and warranting that the Vessel is free from all charters, encumbrances, mortgages, maritime liens or any other debts or claims whatsoever.

2.	An incumbency certificate of the Sellers together with a copy of its organizational documents.

3.	A copy of the minutes of joint or separate meetings of the Board of Directors and Shareholders of the Sellers or joint or separate written consents signed by all Directors and Shareholders in lieu of minutes authorizing the sale of the Vessel to the Buyers.

4.	A certificates of incumbency for the officers and directors of the Sellers.

5.	A Power of Attorney of the Sellers duly notarized in favor of the person(s) signing the Bill of Sale, Protocol of Delivery and Acceptance for the Vessel and/or any other documents relating to the sale (but required only if such documents are not signed by a duly authorized officer of the Sellers).

6.	A permission to transfer or a cancellation certificate issued by the registry from which the Vessel is being transferred.

7.	Proof that the Vessel is free of recorded liens and encumbrances.

8.	A certificate of good standing of the Sellers dated not earlier than 10 Business Days prior to delivery of the Vessel.

9.	Confirmation of the Vessel’s class dated not earlier than three (3) Business Days before delivery.

10.	Classification Society Statement or Affidavit that the vessel is “fit to proceed to sea”.

11.	One original letter from the Sellers to the Buyers undertaking to provide to the Buyers an original permanent Deletion Certificate for the Vessel issued by the current Ship Registry as soon as possible following delivery but in any event within thirty (30) days of the date of delivery of the Vessel.

12.	One original letter from the Sellers to Buyers undertaking to provide the complete Continuous Synopsis Record issued by the present Registry within ninety (90) days of the date of delivery of the Vessel.

13.	One original commercial invoice giving main particulars and the price of the Vessel.

14.	One original commercial invoice for lubricating oils.

15.	One original letter confirming that to the best of the Sellers’ knowledge and belief the Vessel, during the period of the Sellers’ ownership, has not traded to Cuba, North Korea or any CIS Pacific ports.

16.	Two original Protocols of Delivery and Acceptance duly signed by the Buyers’ and Sellers’ representatives at the place of closing.

17.	Any other documents as may be reasonably required by the competent authorities for the purpose of registering the Vessel provided that such request is made within 7 days from the date hereof, otherwise the list of documents contained herein shall be final.

At the time of the closing the Buyers representatives will hand to the Sellers representatives the following documents :

1.	One original Secretary’s Certificate of the Buyers identifying the Buyers’ officers and certifying that the attached Certificate of Formation of the Buyers and minutes of a meeting of the Buyers’ Board of Directors (or equivalent governing body) resolving to purchase the Vessel from the Sellers, to release the deposit and to pay the balance of the purchase price for the Vessel and any other amounts due to the Sellers in accordance with the terms of the Agreement, are true and complete copies.

2.	A Power of Attorney of the Buyers duly notarized in favor of the person(s) appointed on behalf of the Buyers to execute all necessary documents in order to purchase the Vessel from the Sellers, to release the deposit and to pay the balance of the purchase price and any other amounts in accordance with the terms of the governing the Agreement.

3.	A certificate of good standing of the Buyers dated not earlier than 10 Business Days prior to delivery of the Vessel.

20. Failure to Obtain Regulatory Approval. Notwithstanding anything herein to the contrary, in the event any regulatory approval necessary to permit the sale of the Vessel is denied, this Agreement shall automatically be cancelled and shall immediately terminate, in which case the deposit together with any interest thereon shall be released to the Buyers immediately and neither the Sellers nor the Buyers shall have any further liability under this Agreement.

21. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered personally, (ii) when sent, if sent by facsimile transmission with transmission confirmed, or (iii) five (5) Business Days or mailed (certified or registered mail, postage prepaid, return receipt requested), in each case addressed as follows:

If to the Sellers, to:

c/o Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attn:	President and Chief Operating Officer, Chiquita Fresh Group
General Counsel

with a copy (which shall not constitute notice) to:

Watson, Farley & Williams (New York) LLP

100 Park Avenue

New York, NY 10017

Facsimile: (212) 922 1512

Attn: Daniel C. Rodgers, Esq.

If to the Buyers, to:

c/o Eastwind Investment Company

444 Madison Avenue, Suite 200

New York, NY 10022

Fax: [*]

Attn:	Donald M. Simmons
Michael Frangos
James J. Murray, Esq.

or to such other address as either party shall specify by notice in writing to the other party.

22. English language. All documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the recipient party shall be entitled to rely.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

[GWF Subsidiary], as Sellers		[Ship Owning Entity], as Buyers

By:	/s/ Michael Sims	By:	/s/ Donald M. Simmons
Name:	Michael Sims	Name:	Donald M. Simmons
Title:	Attorney-in-Fact	Title:	President